EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form SB-2 of KAL Energy, Inc. (formerly Patriarch Inc.) of our report dated August 4, 2006, which appears in the annual report on Form 10-KSB, for each of the two years in the period ended May 31, 2006, and for the cumulative period from inception, February 1, 2001, to May 31, 2006.

/s/ Morgan & Company
Vancouver, Canada
Chartered Accountants
May 15, 2007